EXHIBIT 99.1

HOUSTON, TEXAS

17 NOVEMBER 2000

FOR IMMEDIATE RELEASE:


                ATWOOD OCEANICS, INC. (A HOUSTON BASED INTERNATIONAL OFFSHORE DRILLING CONTRACTOR - NYSE: ATW) ANNOUNCED TODAY THAT IT HAS REACHED AN AGREEMENT TO AMEND ITS CONTRACT WITH BRITISH-BORNEO PETROLEUM, INC. FOR THE USE OF THE ATWOOD HUNTER IN THE GULF OF MEXICO. THE AMENDMENT PROVIDES FOR A DAYRATE OF APPROXIMATELY $85,000 FROM SEPTEMBER 1, 2000 THROUGH DECEMBER 27, 2000 AND $65,000 THEREAFTER. THE RIG COMMENCED ITS CONTRACT WITH BRITISH-BORNEO PETROLEUM, INC. IN SEPTEMBER 1997 FOLLOWING AN UPGRADE TO EXTEND ITS WATER-DEPTH DRILLING CAPACITY TO 3,600 FEET, AND THE AMENDMENT SHOULD EXTEND THE CONTRACT TO THE END OF JANUARY 2001.

CURRENTLY, THE COMPANY PLANS TO MOVE THE RIG UPON COMPLETION OF ITS CONTRACT TO A SHIPYARD IN THE UNITED STATES TO UNDERGO AN ADDITIONAL INCREASE IN ITS WATER-DEPTH DRILLING CAPACITY AND OTHER UPGRADES AND ENHANCEMENTS ESTIMATED TO COST BETWEEN $40 AND $45 MILLION. THE RIG'S UPGRADES AND ENHANCEMENTS COULD BE DELAYED TWO TO THREE MONTHS IF THE COMPANY IDENTIFIES AN ACCEPTABLE SHORT-TERM CONTRACT OPPORTUNITY IMMEDIATELY FOLLOWING COMPLETION OF ITS CURRENT CONTRACT. THE UPGRADES AND ENHANCEMENTS WILL INCLUDE EXTENDING THE WATER-DEPTH DRILLING CAPACITY TO 5,000 FEET FOR CERTAIN ENVIRONMENTAL CONDITIONS, A NEW HIGH CAPACITY CRANE, NEW 120-BED QUARTERS, ENHANCED COMPLETION AND SUB-SEA TREE HANDLING CAPABILITY, UPGRADED WELL CONTROL, DRILLING AND MUD SYSTEMS, IN ADDITION TO OTHER IMPROVEMENTS IN EFFICIENCY. PRESENTLY, THE COMPANY ESTIMATES THAT THESE UPGRADES AND ENHANCEMENTS WILL TAKE FOUR TO FIVE MONTHS TO COMPLETE.

THE COMPANY ALSO ANNOUNCED THAT IT CONTINUES WITH ITS PLANNING AND ORDERING OF EQUIPMENT FOR THE UPGRADES AND ENHANCEMENTS OF THE ATWOOD EAGLE FOLLOWING COMPLETION OF ITS CONTRACTUAL COMMITMENT IN EGYPT (ESTIMATED JUNE TO AUGUST
2001). THE UPGRADES AND ENHANCEMENTS WILL INCLUDE MODIFICATION OF THE HULL TO EXTEND THE RIG'S WATER-DEPTH DRILLING CAPACITY TO 5,000 FEET, NEW 120-BED QUARTERS, ENHANCED COMPLETION AND SUB-SEA TREE HANDLING CAPABILITY, UPGRADED WELL CONTROL, DRILLING AND MUD SYSTEMS, IN ADDITION TO OTHER IMPROVEMENTS IN EFFICIENCY. PRESENTLY, THE COMPANY ESTIMATES THAT THESE UPGRADES AND ENHANCEMENTS WILL TAKE FIVE TO SIX MONTHS TO COMPLETE AND COST APPROXIMATELY $80 MILLION.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors; the Company's dependence on the oil and gas industry; the risks involved in upgrade to the Company's rigs; competition;
operating risks; risks involved in foreign operations; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 1999, filed with the Securities and Exchange Commission.

                                                     CONTACT:        JIM HOLLAND
                                                                  (281) 749-7804